UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2012
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Quantum Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13449	94-2665054
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

1650 Technology Drive, Suite 800
San Jose, CA 95110
(Address of Principal Executive Offices)

(408) 944-4000
(Registrant’s telephone number, including area code)
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     Credit Agreement

     On March 29, 2012 (the “Closing Date”), Quantum Corporation (the “Company”) entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent (the “Agent”) for such lenders, pursuant to which the Company may borrow loans (the “Loans”) on a revolving basis to be used to refinance all indebtedness under the Company’s existing credit facility and for general corporate purposes. The maximum principal amount of Loans that is available to be borrowed under the Credit Agreement is the lesser of (x) $75,000,000 (which amount, commencing July 1, 2012, will be reduced by $1,000,000 on a quarterly basis) and (y) the amount of the borrowing base, which consists of a cash component, an account component and an inventory component. The Company borrowed approximately $49.5 million under the Credit Agreement on the Closing Date. The domestic subsidiaries of the Company are required to guarantee the obligations of the Company under the Credit Agreement and to provide a security interest in substantially all of their assets to secure the Company’s obligations under the Credit Agreement, in each case unless the Company identifies such subsidiaries as Immaterial Subsidiaries (as defined in the Credit Agreement).

     Loans under the Credit Agreement designated as “Base Rate Loans” will bear interest at a rate per annum equal to the greatest of (i) the prime rate, (ii) the Federal funds rate plus ½%, and (iii) the LIBOR Rate based upon an interest period of 3 months plus 1.0%, plus an applicable margin ranging from 1.0% to 1.5% per annum based on availability levels under the Credit Agreement. Loans under the Credit Agreement designated as “LIBOR Rate Loans” will bear interest at the LIBOR Rate plus an applicable margin ranging from 2.0% to 2.5% per annum based on availability levels under the Credit Agreement.

     The Loans mature 5 years after the Closing Date. The Company may prepay all or any portion of the Loans without penalty or premium. The Company is required to prepay the Loans in an amount equal to 100% of the net cash proceeds from certain assets dispositions, subject to certain reinvestment rights and other exceptions.

     The Credit Agreement contains certain customary covenants as well as covenants that limit, among other things, the ability of the Company or any of its subsidiaries to:

•	permit the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) to be less than 1.20 for the 12 month period ending on the last day of any month ; or
•

permit Average Liquidity (as defined in the Credit Agreement) for the most recently completed month of at least (x) $15,000,000, during the period commencing on the Closing Date and ending on September 30, 2012, and (y) $20,000,000, from and after October 1, 2012.

     Amounts outstanding under the Credit Agreement may become due and payable upon the occurrence of specified events, which among other things include (subject to certain exceptions and cure periods): failure to pay principal, interest, or any fees when due; breach of any representation or warranty, covenant or other agreement in the Credit Agreement; the occurrence of a bankruptcy or insolvency proceeding with respect to the Company or any of its subsidiaries; any “Event of Default” under the Company’s 3.50% Convertible Subordinated Notes or with respect to other indebtedness involving an aggregate amount of $2,500,000 or more; any lien created by the Security Agreement (defined below) or related security documents ceasing to be valid and perfected; the Credit Agreement or any related security document or guarantee ceasing to be legal, valid and binding upon the parties thereto; or a change of control shall occur.

     Security Agreement

     In connection with the Credit Agreement, the Company entered into a security agreement dated as of the Closing Date (the “Security Agreement”), in favor of the Agent on behalf of the Lender Group (as defined in the Credit Agreement) and the Bank Product Providers (as defined in the Credit Agreement). Pursuant to the Security Agreement, the Company granted a lien to the Agent on behalf of the Lender Group and the Bank Product Providers in all of the assets now owned or hereafter acquired by any Loan Party including, without limitation: accounts, books, chattel paper, commercial tort claims, deposit accounts, equipment, farm products, fixtures, general intangibles, inventory, investment property intellectual property and intellectual property licenses, negotiable collateral (including promissory notes), equity interests, securities accounts, supporting obligations, money and cash equivalents, and the proceeds and products of each of the foregoing, in each case, subject to certain exceptions.

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     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Security Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Credit Agreement dated as of March 29, 2012 by and among Quantum Corporation, the lenders from time to time party thereto and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders.

10.2	Security Agreement dated as of March 29, 2012 by and between Quantum Corporation and Wells Fargo Capital Finance, LLC, as administrative agent.

99.1	Press Release, dated March 29, 2012

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 2, 2012	Quantum Corporation

	By:	/s/ Shawn D. Hall
	Name:	Shawn D. Hall
	Its:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Credit Agreement dated as of March 29, 2012 by and among Quantum Corporation, the lenders from time to time party thereto and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders.

10.2	Security Agreement dated as of March 29, 2012 by and between Quantum Corporation and Wells Fargo Capital Finance, LLC, as administrative agent.

99.1	Press Release, dated March 29, 2012